Filer:
  Company Data:
    Company Name:  Kenmar Global Trust

    IRS Number:  06-6429854
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  Two American Lane
                       P.O. Box 5150
                       Greenwich, Connecticut  06831-8150
    Business Phone:    203-861-1000

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-08869



                            KENMAR GLOBAL TRUST
                        UNAUDITED ACCOUNT STATEMENT
                    FOR THE MONTH ENDING JANUARY 31, 2003
                                 -----------



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


TRADING INCOME (LOSS)
Realized Trading Gain/(Loss)                                 $    287,103.07
Change in Unrealized Gain/(Loss)                                  593,398.60
Gain/(Loss) on Other Investments                                   16,506.29
Brokerage Commission                                             (177,780.30)
                                                             ---------------

Total Trading Income                                              719,227.66

EXPENSES
Audit Fees                                                              0.00
Administrative and Legal Fees                                      78,904.24
Management Fees                                                         0.00
Incentive Fees                                                    181,421.77
Other Expenses                                                          0.00
                                                             ---------------

Total Expenses                                                    260,326.01

INTEREST INCOME                                                    20,207.68
                                                             ---------------

NET INCOME (LOSS) FROM THE PERIOD                            $    479,109.33
                                                             ===============



                STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)
                ---------------------------------------------


Beginning of Month                                           $ 19,394,213.34
Addition                                                          542,495.54
Withdrawal                                                       (340,407.02)
Net Income/(Loss)                                                 479,109.33
                                                             ---------------

Month End                                                    $ 20,075,411.19
                                                             ===============

Month End NAV Per Unit                                       $        113.51
                                                             ===============

Monthly Rate of Return                                                  2.47 %

Year to Date Rate of Return                                             2.47 %



To the best of our knowledge and belief, the information above is accurate and complete:



/s/ KENNETH A. SHEWER                       /s/ MARC S. GOODMAN
---------------------------                 ---------------------------
Kenneth A. Shewer, Chairman                 Marc S. Goodman, President


                  Kenmar Advisory Corp., General Partner of
                            Kenmar Global Trust


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January 2003
                                            KENMAR
SUMMARY                                     -----------------------------------
                                            GLOBAL
                                            -----------------------------------
                                            TRUST
                                            -----------------------------------


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Kenmar Global Trust (KGT) ended January with gains of 2.47%.  Gains were accumulated in most sectors traded save for meats, tropicals and grains. The Net Asset Value per unit of KGT was $113.51 as of January 31, 2003.

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Allocation of Assets to Advisors

                                        Jan 1 2003        Feb 1 2003
                                        ----------        ----------

                     Graham                 29%               31%

                     Grinham                39%               37%

                     Transtrend             32%               32%

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Worries about war with Iraq and continued US economic woes overshadowed global markets throughout January; reports from UN weapons inspectors that Iraq's weapons declaration was incomplete did little to assuage those fears. With little optimism then, Wall Street headed lower. European bourses followed suit with the FTSE slumping and closing below 3,500 for the first time since October 1995 - the FTSE lost 9.5% in January. Japanese equity markets were volatile.

Price action in US fixed income markets was volatile during January as bond prices initially fell as expectations of a glut of new supply weighed on prices. Later in month, hawkish war rhetoric rekindled safe-haven buying. Eurozone government bonds prices rose for most of the month, benefiting from investor's heightened risk aversion. Japanese Government Bond prices also rose with yields falling to four-year lows as the Japanese equity market fell to a near two-decade low.

The US dollar continued to come under pressure against other leading currencies as fear of impending military action and weak economic data weighed heavily on the currency. During January, the dollar fell to a fresh three-year low against the euro and four-year low against the Swiss franc. Similarly, the greenback fell against the British pound as solid economic data in that country pushed sterling to a three-year high against the US dollar. In Japan, the trend was less clear as the yen vacillated within a broad trading band, ultimately ending the month lower. Outside of the "majors", the Mexican peso plunged near all-time lows, hurt by its close association with the dollar; the Venezuelan Bolivar also slipped, pressured by a continuing general strike.

In the commodity markets, the energies surged as worries over the war with Iraq increased; crude touched $34 a barrel. Similarly, gold prices climbed towards six-year highs. Platinum soared to a 17-year high as investors cheered Bush's call for more research into fuel cells used in vehicles, which currently rely heavily on platinum as a catalyst. Grains were pressured downward in January and alternatively, cocoa and sugar ended the month higher.

To the best of my knowledge and belief, the above information is accurate and complete.


Sincerely,

/s/ ESTHER ECKERLING GOODMAN

Esther Eckerling Goodman
Chief Operating Officer and
Senior Executive Vice President
Kenmar Advisory Corp., as Managing Owner
Kenmar Global Trust

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        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS
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[LOGO Kenmar]
For further information contact       Two American Lane        Tel 203.861.1025
Kenmar Securities, Inc.               P.O. Box 5150            Fax 203.552.1500
                                      Greenwich, CT  06831